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                     November 28, 2022

       Alexander Hornung
       Chief Financial Officer
       Mountain & Co. I Acquisition Corp.
       4001 Kennett Pike, Suite 302
       Wilmington, Delaware 19807

                                                        Re: Mountain & Co. I
Acquisition Corp.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed on April 15,
2022
                                                            File No. 001-41021

       Dear Alexander Hornung:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction